Exhibit 99.1

Blue Holdings, Inc. Returns to Profitability and Reports First Quarter 2007 Financial Results

COMMERCE, California - May 15, 2007--Blue Holdings, Inc. (NASDAQ:BLUE), a designer, manufacturer and distributor of high-end fashion jeans, apparel and accessories, today announced financial results for the first quarter ended March 31, 2007.

The Company continued to make significant progress in a number of critical areas during the quarter and subsequent to it including;

•
The creation of a brand extension of Antik Denim with pop icon and producer will.i.am of the Black Eyes Peas. This limited edition clothing line - “i.am Antik” - will be launched on August 27th at the Project Show in Las Vegas.

•
The signing of a license agreement between Antik Denim and Mercier SARL to manufacture, sell, market and distribute apparel and accessories for Antik throughout Europe. The license agreement provides for an upfront advance to Blue Holdings of $250,000 and aggregate royalty payments of $2.5 million for the years 2009 through 2012 assuming the license agreement is renewed at the end of 2008.

•	The signing of a license agreement with Max Ray, Inc. to produce and distribute handbags, belts, small leather accessories and scarves in the United States.

•	The signing of a license agreement to further develop the highly recognized contemporary knit collection Faith Connexion, headquartered in France.

•	The appointment of Scott Drake, the Company’s New President of Sales and Chief Operating Officer.

•	The appointment of Mr. Harry Haralambus and Mr. Len Hecht as independent board members to the Company’s Board of Directors.

Net sales for the first quarter of 2007 were $8.4 million, a 29% decrease from the $11.9 million reported in the prior year period. Net income for the quarter was $0.1 million versus net income of $0.7 million for the first quarter of 2006. Basic and diluted net earnings per share were $0.01 on 26.1 million weighted average shares outstanding versus net earnings of $0.03 on the same number of shares for the first quarter of 2006. Net sales and earnings for the quarter were impacted by a couple of factors, including a lack of European distribution and prior period product delays that caused some retailers to hold back orders in the first quarter. However, these production delays have been fixed and the retail partners have begun to re-establish their sales orders with the Company. Additionally, as discussed above, the Company recently announced a European licensing agreement for the Antik Denim brand.

Blue Holdings’ gross profit decreased to $5.1 million in the first quarter of 2007 compared to $5.9 million in the prior year period. Gross margin increased significantly to 60.1% of net sales compared to 50.0% of net sales in the prior year period. The increase in gross margin was due to the full package system implemented for the Company’s manufacturing and renewed retail interest in the Company’s products, resulting in higher margins. The Company expects the gross profit to exceed 50% for the balance of the year.

Selling, distribution and administrative expenses were $4.5 million in the quarter, down from $4.6 million in the prior year period. The slight decrease in operating expenses was due to a combination of lower sales volume and the move towards outsourcing the manufacturing of products to lower cost providers, as well as going to a full package product solution.

Operating expenses, as a percentage of sales, increased to 53.6% as compared to 38.7% in the prior year period. The percentage increase was due to lower sales volume.

“We are very pleased to return to profitability this quarter, excited about our prospects in 2007, and confident in our ability to continue to successfully build the Blue Holdings’ brands and execute our strategic plan,” said Paul Guez, Chairman, Chief Executive Officer and President of Blue Holdings, Inc. “We continue to remain focused, committed and encouraged about the growth of our business. Recently we have made several significant announcements which should further our success and expand our strategy to seek strategic licensees for our brands. In particular, the announcements of both our European license agreement for Antik Denim with Mercier SARL as well as our brand extension for Antik with will.i.am. Both these agreements are meaningful positive developments which will help to fuel our future growth.”

Balance Sheet

As of March 31, 2007, cash and equivalents approximated $164,104 plus approximately $8.6 million of factored and house accounts receivable. This compares with $109,000 in cash and equivalents plus approximately $9.0 million of factored and house accounts receivable as of December 31, 2006. The Company’s working capital balance at the end of the first quarter of 2007 was $1.5 million and inventory was approximately $8.8 million compared with working capital of $1.6 million and inventory of $5.4 million on December 31, 2007.

2007 Outlook

While the Company will not be providing financial guidance, the Company is committed to improving its financial results and growing its brands in the future.

Conference Call

The Company will host a conference call to discuss its first quarter ended March 31, 2007 financial results today, May 15, 2007, at 4:30 p.m. ET.

To participate in the conference call, investors should dial 800-802-2266 ten minutes prior to the scheduled start time. International callers should dial 913-312-1270. For those investors unable to participate in the live call, a replay will be available beginning day, May 15, 2007 at 7:30 p.m. ET, through Wednesday, May 29, 2007 at midnight ET. To access the replay, dial 888-203-1112 (passcode: 8446114). International callers should dial 719-457-0820.

The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.earnings.com. For those who are not available to listen to the live broadcast, the call will be archived.

About Blue Holdings, Inc.

Blue Holdings, Inc., directly and through its wholly owned subsidiaries, Antik Denim, LLC and Taverniti So Jeans, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel, and accessories under the "Antik Denim," "Yanuk," "Taverniti So Jeans," and “Faith” brands, and under its joint venture "Life and Death" brand, both in the United States and internationally. Blue Holdings currently sells men's, women's and children’s styles. Antik Denim, Yanuk, Taverniti So, Life and Death and Faith jeans and apparel are made from high-quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings' concepts, designs, embellishments, patent-pending pockets and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans market.

Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Examples of forward looking statements included in this release include statements regarding Blue Holdings’ future financial results and the anticipated growth of its brands. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Blue Holdings’ products, the introduction of new products, Blue Holdings’ ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Blue Holdings’ liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Blue Holdings’ filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Blue Holdings, please refer to the Company's recent Securities and Exchange filings, which are available at www.sec.gov. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Blue Holdings, Inc.
Larry Jacobs, CFO 323-725-5555
Larry.jacobs@blueholdings.com

Integrated Corporate Relations
310-954-1100
Andrew Greenebaum
agreenebaum@icrinc.com
or
Patricia Dolmatsky
pdolmatsky@icrinc.com

Financial tables to follow

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CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2007 AND DECEMBER 31, 2006

ASSETS
	2007	2006
	(Unaudited)	(Audited)
Current assets:
Cash	$164,104	$109,031
Due from factor, net of reserves of $0 and $178,801, respectively	17,276	1,366,588
Accounts receivable, net of reserves of $1,169,330 and $901,941 respectively:	-
- Purchased by factor with recourse	8,535,383	7,662,198
- Others	176,299	19,312
Inventories, net of reserves of $1,289,508 and $1,742,893 respectively	8,805,701	5,394,006
Income taxes receivable	1,522,928	2,030,919
Deferred income taxes	2,349,331	2,488,082
Prepaid expenses and other current assets	688,381	396,810
Total current assets	22,259,403	19,466,946

Deferred income taxes	461,129	-
Property and equipment, less accumulated depreciation	1,564,191	1,611,171
Total assets	$24,284,723	$21,078,117

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Bank overdraft	$412,682	$266,788
Accounts payable	3,575,144	2,820,024
Short-term borrowings	12,420,272	10,026,814
Due to related parties	630,865	710,153
Advances from majority shareholder	2,051,896	1,876,991
Accrued expenses and other current liabilities	1,869,294	2,133,932
Total current liabilities	20,960,153	17,834,702

Stockholders' equity:
Common stock $0.001 par value,
75,000,000 shares authorized,
26,057,200 shares issued and outstanding	26,057	26,057
Additional paid-in capital	5,017,110	4,964,091
Retained earnings	(1,718,597)	(1,746,733)
Total stockholders' equity	3,324,570	3,243,415
Total liabilities and stockholders' equity	$24,284,723	$21,078,117

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

	2007	2006

Net sales	$8,440,222	$11,877,879

Cost of goods sold	3,367,761	5,928,616

Gross profit	5,072,461	5,949,263

Selling, distribution & administrative expenses	4,520,568	4,600,407

Income before other expenses and
provision for income taxes	551,893	1,348,856

Other expenses - Interest expense	338,144	171,313

Income before provision for income taxes	213,749	1,177,543

Provision for income taxes	99,084	497,367

Net income (loss)	$114,665	$680,176

Net income (loss) per common share, basic and diluted	$0.01	$0.03

Weighted average shares outstanding, basic and diluted	26,057,200	26,057,200